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A request for confidential treatment with respect to this exhibit has been filed with the Securities and Exchange Commission. Pages where confidential treatment has been requested are marked "Confidential Treatment Requested" and the appropriate section has been replaced with an asterisk [*].

                        LICENSE AGREEMENT

     This Agreement is made effective as of December 15, 1995 between [*] (Licensor), and NeoRx Corporation, a Washington corporation having its principal place of business at 410 West Harrison Street, Seattle, Washington 98119 (NeoRx).

     WHEREAS Licensor, in conjunction with [*] and [*] developed murine monoclonal antibodies designated TFS-2 and TFS-4 (the "Antibodies");

     WHEREAS Licensor, in conjunction with [*], developed murine monoclonal antibodies designated TFS-5 and TFS-6 (the "Additional Antibodies");

     WHEREAS NeoRx and [*], a predecessor in interest to Licensor, executed an Agreement dated March 14, 1987 (the "Original Agreement"), wherein [*] granted to NeoRx a license to the Antibodies and Additional Antibodies;

     WHEREAS [*] assigned its rights and obligations under the Original Agreement to [*] in a Letter Agreement Dated March 28, 1988;

     WHEREAS [*] assigned its rights and obligations under the Original Agreement to Licensor in an Assignment Agreement dated September 1, 1993;

     WHEREAS all of [*]'s interest in the Antibodies has reverted to Licensor, including [*]'s right to make, have made, use or sell Antibodies and its right to co-exclusively license a third party to make, have made, use, sell or have sold Antibodies;

     WHEREAS Licensor now has all right, title and interest in the Antibodies;
and

     WHEREAS NeoRx and Licensor wish to memorialize their relationship, which reflects Licensor's ownership interest in the Antibodies and current NeoRx product development efforts and therefore agree that the Original Agreement shall be superseded in its entirety by this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises herein set forth, the parties agree as follows:

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1.  Definitions.

     1.1 "Diagnostic Products" shall mean all products, incorporating an Antibody, an Additional Antibody or a Genetically Engineered Antibody, employed in in vivo diagnosis of cancer, but not those employing a Pretargeting Protocol.

     1.2 "Genetically Engineered Antibodies" shall mean targeting constructs generated using genetic engineering techniques, which constructs incorporate the sequences responsible for the binding characteristics of the Antibodies or Additional Antibodies.

     1.3 "Net Sales" shall mean receipts, when and as received, net of commissions, discounts, freight, returns, warranty claims and taxes.

     1.4 "Pretargeted Diagnostic Products" shall mean all products, incor-porating an Antibody, an Additional Antibody or a Genetically Engineered Antibody, employed in a Pretargeting Protocol for the in vivo diagnosis of cancer.

     1.5 "Pretargeted Products" shall mean Diagnostic and Therapeutic Pretargeting Products.

     1.6 "Pretargeting Protocol" shall mean a diagnostic or therapeutic clinical protocol wherein the Antibodies, Additional Antibodies or Genetically Engineered Antibodies are administered to a patient separately from the administration of an active agent, such as a radionuclide.

     1.7 "Pretargeted Therapeutic Products" shall mean products, incorporating an Antibody, an Additional Antibody or a Genetically Engineered Antibody, employed in a Pretargeting Protocol for the therapy of cancer.

     1.8 "Therapeutic Products" shall mean products, incorporating an Anti-body, an Additional Antibody or a Genetically Engineered Antibody, employed in the therapy of cancer, but not those employing a Pretargeting Protocol.

2.  License Grant.

     2.1 Diagnostic and Therapeutic Products. Licensor grants to NeoRx a worldwide, perpetual co-exclusive license, with the right to sublicense, to develop, make, have made, use, sell, and have sold Antibodies and Genetically Engineered Antibodies in Diagnostic and Therapeutic Products. Licensor grants to NeoRx an worldwide, perpetual exclusive license, with the right to

                                                                             2
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sublicense, to develop, make, have made, use, sell, and have sold Additional
Antibodies in Diagnostic and Therapeutic Products.

      2.2 Pretargeted Products. Licensor grants to NeoRx a worldwide, perpetual exclusive license, with the right to sublicense, to develop, make, have made, use, sell, and have sold Antibodies, Additional Antibodies and Genetically Engineered Antibodies in Pretargeted Products.

     2.3  Permissible Sublicenses.  NeoRx's right to sublicense under Paragraphs
2.1 and 2.2 above is conditioned upon the imposition upon any sublicensee restrictions similar to those imposed upon NeoRx in this Agreement.

3.  Royalty Reduction Fee.

Within ten (10) days of execution of this Agreement and a Stock Purchase Agreement by both parties, NeoRx will deliver to Licensor an amount of NeoRx common stock having a market value of at $[*] on the date first above written (the "Royalty Reduction Fee").

4.  Royalties.

     4.1 Therapeutics. In consideration of the Royalty Reduction Fee, Licensor shall receive royalties on Therapeutic and Pretargeted Therapeutic Products as follows:

     [*]% of Net Sales for any Therapeutic Product or Pretargeted Therapeutic Product incorporating an Antibody, an Additional Antibody or a Genetically Engineered Antibody sold by NeoRx or NeoRx sublicensees.

     4.2 Diagnostics. Licensor shall receive royalties on Diagnostic and Pretargeted Diagnostic Products as follows:

     A) [*]% of Net Sales for any Diagnostic Product or Pretargeted Diagnostic Product incorporating an Antibody or Additional Antibody sold by NeoRx or NeoRx sublicensees until world-wide Net Sales in any calendar year of any such product reach [*] United States dollars ($[*]);

     B) [*]% of net sales on any Diagnostic Product or Pretargeted Diagnostic Product incorporating an Antibody or an Additional Antibody sold by NeoRx or NeoRx sublicensees when world-wide Net Sales in any calendar year of any such product exceed [*] United States dollars ($[*]);

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     C) [*]% of Net Sales for any Diagnostic Product or Pretargeted Diagnostic
     Product incorporating a Genetically Engineered Antibody sold by NeoRx or NeoRx sublicensees until world-wide Net Sales in any calendar year of any such product reach [*] United States dollars ($[*]); and

     D) [*]% of net sales on any Diagnostic Product or Pretargeted Diagnostic Product incorporating a Genetically Engineered Antibody sold by NeoRx or NeoRx sublicensees when world-wide Net Sales in any calendar year of any such product exceed [*] United States dollars ($[*]).

     4.3  Royalty Adjustments.

     A) The royalty amounts set forth in Section 4.2 shall be adjusted prorata, if the Antibodies, Additional Antibodies or Genetically Engineered Antibodies are used in a product in combination with other antibodies directed against the tumor.

     B) The royalty amount in Paragraph 4.2(B) will be adjusted if competitive products developed by third parties having the same or better targeting specificity emerge in markets where Diagnostic or Therapeutic Products or Pretargeted Products are sold by NeoRx or NeoRx sublicensees. If competitive products span all of the markets of NeoRx or any NeoRx sublicensee, the royalty applicable to sales by the impacted organization shall be reduced to [*]%. If some but not all markets of NeoRx or any NeoRx sublicensee are subject to the emergence of competitive products, Licensor and the impacted organization will negotiate in good faith a reduction in royalty, with the royalty payable to Licensor never going below [*]%.

     C) The royalty amount in Paragraph 4.2(D) will be adjusted if competitive products developed by third parties having the same or better targeting specificity emerge in markets where Diagnostic Products or Pretargeted Diagnostic Products are sold by NeoRx or NeoRx sublicensees. If competitive products span all of the markets of NeoRx or any NeoRx sublicensee, the royalty applicable to sales by the impacted organization shall be reduced to [*]%. If some but not all markets of NeoRx or any NeoRx sublicensee are subject to the emergence of competitive products, Licensor and the impacted organization will negotiate in good faith a reduction in royalty, with the royalty payable to Licensor never going below [*]%.

     4.4 Record Keeping; Audit. NeoRx and NeoRx sublicensees shall keep and maintain its sales records relating to licensed Diagnostic and Therapeutic Products and licensed Pretargeted Products for a period of three (3) years.

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Upon reasonable notice to NeoRx, Licensor has the right to retain at Licensor's expense an independent certified public accountant of Licensor's choice to examine the relevant records. The results of such examination shall be kept confidential, and Licensor shall be informed only with respect to whether the royalty paid to Licensor is correctly calculated.

5.  Milestone Payment.

     5.1 First Product Approval. NeoRx shall pay to Licensor a one-time milestone payment of [*] United States dollars ($[*]) upon the first approval received from the health authority of any country of a product license application for sale of any licensed Diagnostic or Therapeutic Product or licensed Pretargeted Product.

     5.2 Past Payments; Royalty Offset. The parties acknowledge that NeoRx has paid the sums of ten thousand seven hundred and fifty United States dollars ($10,750) and five thousand United States dollars ($5,000) as acknowledged in or pursuant to the Original Agreement. These sums as well as the milestone payment referred to in Paragraph 5.1 shall be credited against the royalties due to Licensor pursuant to Section 4 hereof.

6.  Taxes.

All payments and royalties stipulated in this Agreement shall constitute net value received by Licensor without any deduction incurred by any withholding required by the Treaty for the Avoidance of Double Taxation between the United States and Japan. NeoRx shall be responsible for such withholding imposed by the United States taxing authorities, if such withholding is less than or equal to fifteen percent (15%). If the withholding exceeds fifteen percent (15%), the parties will negotiate in good faith with regard to sharing responsibility for such withholding. NeoRx shall promptly, and in no event greater than sixty
(60) days after each remittance to Licensor, furnish to Licensor the certificates, receipts, and other documents to establish the payment of such withholding to the United States taxing authorities.

7  Licensor's Warranty.

Licensor warrants and represents that Licensor has the right to grant the licenses set forth in Section 2 hereof to NeoRx. Licensor warrants and represents that Licensor owns all right, title and interest to the Antibodies, and that the Licensor has only the right to grant one additional license of the antibodies pursuant to Section 8 hereof. Licensor warrants and represents that Licensor owns all right, title and interest to the Additional Antibodies.

[*] Confidential Treatment Requested                                         5
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Licensor further warrants and represents that use of the Antibodies or
Additional Antibodies by NeoRx will not infringe any patents, trade secrets, or other proprietary or property rights of [*] or any other person to the best present knowledge of the Licensor.

8.  Additional Licenses.

     8.1 Licensor-Designated Licensee. Licensor shall have the right, but not the obligation, to grant one additional co-exclusive license to a third party for Antibodies in the cancer field. This additional license shall not grant the third party the right to use Antibodies in Pretargeting Protocols to develop, make, have made, use, sell or have sold Pretargeted Products. If the additional license includes terms which inure to the benefit of the licensee that are more favorable than this Agreement provides to NeoRx, this Agreement will be amended to provide NeoRx with the more favorable terms.

     8.2 NeoRx-Designated Licensee(s). Upon Licensor's consent which consent shall not be unreasonably withheld, Licensor shall grant one or more additional licenses, having the same royalty provisions and restrictions as this Agreement to one or more third parties as may be designated by NeoRx from time to time for Antibodies, Additional Antibodies or Genetically Engineered Antibodies to develop, make, have made, use, sell or have sold licensed Diagnostic or Therapeutic Products or Pretargeted Products. NeoRx shall assist [*] in perfecting such grant of additional license(s) to NeoRx designee(s).

9.  Termination.

NeoRx may terminate this Agreement at any time with cause or upon material breach by Licensor. Licensor may terminate this Agreement only if NeoRx goes bankrupt or if NeoRx materially breaches this Agreement; Licensor provides written notice to NeoRx of the material breach; and NeoRx fails to cure the breach within the longer of 30 days from receipt by NeoRx of the notice or such time as is reasonably necessary to cure the breach. Licensor is under no obligation to refund any payments made by NeoRx prior to any such termination.

10.  Hybridoma Security.

NeoRx has been given hybridoma clones which secrete TFS-2 and TFS-4. NeoRx may give such hybridoma clones to contract manufacturers, so long as the agreement between NeoRx and the contract manufacturer adequately protects the security of the clone.

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11.  Publicity.

Neither party shall publicize or disclose to any third party the existence or the terms of this Agreement, except as required by any presently existing agreements of either party, by any governmental or regulatory requirements or agencies, by law or court order, or as necessary to obtain financing, whether in connection with the sale of securities or otherwise.

12.  Dispute Resolution.

NeoRx and Licensor agree that they shall endeavor to settle amicably any dispute that may arise with regard to this Agreement. Any such dispute not so settled shall be resolved by arbitration in Seattle, Washington USA, in accordance with the rules of the International Chamber of Commerce.


13.  Miscellaneous.

     13.1 Entire Agreement. This Agreement expresses the entire understanding between the parties on the subject matter hereof and supersedes and replaces all prior agreements between them, whether written or oral.

     13.2 Waiver; Amendment. The provisions of this Agreement may not be waived or modified except by a writing signed by the party against whom enforcement is sought. No waiver of breach shall constitute a subsequent waiver of any subsequent breach, and if any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall remain valid and enforceable.

     13.3 Assignment. Neither party to this Agreement may assign any of its rights or obligations hereunder without the express written consent of the other party which shall not be unreasonably withheld.

    13.4 Severability. If any portion of this Agreement is held to be invalid for any reason, the remainder of this Agreement shall remain in full force and effect.

     13.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Washington, USA.

                                                                             7
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IN WITNESS WHEREOF, the parties have signed their names effective as of the day and year first above written.


Accepted for:

NEORX CORPORATION


/s/Robert M. Littauer
- ---------------------------             ------------------------------
Robert M. Littauer                      [*]
Senior Vice President
Chief Financial Officer



[*] Confidential Treatment Requested                                        8